Exhibit 10.28

March 1, 2018

John Hazen

RE:  Employment Agreement

Dear John:

This letter agreement (this “Agreement”) shall confirm the terms of your employment with Boot Barn, Inc. (the “Company”), commencing on or around April 2, 2018 (the “Start Date”).

Position/Duties:  You agree to serve the Company as its Chief Digital Office, reporting to the Chief Executive Officer of the Company. You will have such duties as are consistent with your position or as assigned to you from time to time by the Company. You will perform your duties at the Company’s corporate offices in Orange County, California, subject to customary travel as reasonably required.  You may be asked to perform duties for the Company’s affiliated entities without additional compensation.  You agree to devote your full business time, attention and energies to, and perform faithfully, professionally and to the best of your abilities, the duties and responsibilities of your position.

At Will:  Subject to the terms of this Agreement, you will be employed by the Company on an “at will” basis, meaning that either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without prior notice.  Similarly, and subject to the terms of this Agreement, the Company retains the right to change your job duties, reporting level, compensation and other terms and conditions of your employment prospectively as it deems appropriate.

Base Salary:  You will be paid an annualized base salary in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000.00), less applicable deductions, payable in accordance with the Company’s regular payroll practices.

Bonuses:  You also will be eligible to participate in the Company’s key bonus plan pursuant to the terms, financial targets and performance goals established by the Compensation Committee (“Compensation Committee”) of the Board of Directors of Boot Barn Holdings, Inc.  For fiscal year 2019, you will be eligible to earn a target bonus of up to 50% of your base salary with an opportunity to receive a maximum aggregate bonus of up to 100% of your base salary, with a guaranteed  minimum bonus in the amount of One Hundred Thousand Dollars ($100,000.00), less applicable deductions (subject to the last sentence of this paragraph) based on the financial performance of the Company and your achievement of certain other targets, goals or objectives to be established in the discretion of the Compensation Committee Company’s fiscal year.  To be eligible to earn and receive any bonus, you must be employed in good standing on the bonus payment date.

Equity:  On the Start Date, you will be granted equity in Boot Barn Holding’s Inc., to the value of $1.4 million (in the ratio of 75% Stock Options and 25% RSU’s), subject to vesting in five (5) equal installments on each anniversary of the grant date, and subject to and in accordance with the terms of the stock option agreement (the “Option Agreement”) and the restricted stock unit award agreement (“Restricted Stock Unit Agreement”) to be entered into between you and Boot Barn Holdings, Inc.

Your option grant and restricted stock unit grant will be granted under and will be subject in all respects to the terms and conditions of the Boot Barn Holdings, Inc. 2014 Equity Incentive Plan, as amended from time to time, and the Option Agreement and Restricted Stock Unit Agreement.

Benefits:  You will accrue four (4) weeks of paid vacation each year (prorated for partial years worked) with a maximum vacation accrual of six (6) weeks in accordance with the Company’s policies, after which time you will not accrue any further vacation time until your unused and accrued vacation time falls below six (6) weeks.  You also will receive paid sick leave and paid holidays in accordance with the Company’s policies. You will be eligible to participate in the Company’s broad-based benefit plans and programs that are generally offered to other similarly situated employees.  The eligibility requirements and other terms and conditions of any Company benefits shall be governed by the Company’s applicable benefit policy and plan documents, as in effect and amended from time to time.  The Company reserves the right to modify, reduce or eliminate any Company benefits at any time, in its discretion.

Expenses:  The Company shall reimburse you for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred by you in the performance of your duties hereunder, in accordance with the Company’s reimbursement policies, provided that, you must submit proof of such business expenses and comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.  In addition, the Company shall reimburse you for the reasonable costs incurred by you to physically move to Orange County, California, with the exception of closing costs on your current residence, provided you submit proof of such relocation expenses to the Company and provided further, such relocation expenses must be incurred by you no later than the first anniversary of the Start Date.

Employment Policies and Confidential Information:  As a condition of employment, you agree to execute and comply with the Company’s standard employment policies, standards of conduct and work rules, including as set forth in the Employee Handbook as amended from time to time, and the Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”) provided to you in connection with this Agreement.

Arbitration:  You agree that all claims arising out of or relating to your employment with the Company, including claims arising out of this Agreement, the enforceability of this arbitration provision or in connection with your separation from the Company, shall be resolved by binding arbitration in Orange County, California before the Judicial Arbitration and Mediation Services (“JAMS”).  This agreement to arbitrate does not prohibit either party from filing an application for a provisional remedy and seeking equitable or other injunctive relief to prevent actual or threatened irreparable harm in accordance with California law. The dispute will be arbitrated in accordance with the Federal Arbitration Act, pursuant to the rules of JAMS Employment

Arbitration Rules & Procedures which may be found at http://www.jamsadr.com.  You acknowledge that you have been provided a copy of the JAMS rules.  The Company shall pay all expenses peculiar to arbitration including the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the JAMS rules.  Each party shall bear his/its own attorneys’ fees and legal costs.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award such reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  The arbitrator shall apply the substantive law of California except if preempted by federal law, as applicable to the claims and defenses asserted.  This arbitration agreement will cover all matters directly or indirectly related to your recruitment, employment or termination of employment by the Company, including, but not limited to, claims involving laws against any form of discrimination or harassment, whether brought under federal or state law, claims for wages or any compensation, claims involving present and former employees, officers and directors of the Company, and claims regarding the enforceability and validity of this arbitration agreement, but excluding workers’ compensation claims, unemployment insurance claims, claims under a plan that is governed by the Employee Retirement Income Security Act of 1974, and any claims not subject to mandatory arbitration by law.  YOU UNDERSTAND AND AGREE THAT YOU ARE HEREBY WAIVING YOUR RIGHTS TO BRING SUCH CLAIMS TO COURT INCLUDING THE RIGHT TO A JURY TRIAL.

Termination:  Consistent with the at will relationship, either you or the Company may terminate your employment relationship at any time, with or without reason and with or without prior notice, subject to the terms of this paragraph.

In the event your employment is terminated by the Company without Cause or by you for Good Reason,  the Company will pay you the Severance Payment (defined below), provided that you timely sign and deliver to the Company and do not revoke (if applicable) a general release of all claims against the Company and its parents, affiliates and subsidiaries in a form provided to you by the Company (the “Release”) and the Release becomes irrevocable by its terms within sixty (60) days after the termination date.

You shall not be entitled to the Severance Payment or any other severance, bonus or other post-termination benefits (other than as mandated by law) if the Company terminates your employment for Cause, you resign for any reason that does not constitute Good Reason, or your employment terminates due to your death or disability.  Upon the separation of your employment, however caused, (i) any position(s) you then hold with any parent, affiliate or subsidiary of the Company, including Boot Barn Holdings, Inc., shall automatically terminate and (ii) you must continue to comply with your post-termination obligations set forth in the Confidential Information Agreement.

Definitions:

“Cause” as used herein shall mean: (i) your refusal or failure to substantially perform the duties of your position or follow the reasonable instructions of the Company or the Board of Directors of the Company (the “Board”); (ii) your failure to comply in any material respect with any written policies or procedures of the Company or the Board (including, but not limited to, the Company’s drug or anti-harassment policies, etc.); (iii) your engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company; (iv) your breach of any of your fiduciary duties to the Company; (v) your conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or (vi) your material breach of any of your obligations to the Company or the Confidential Information Agreement.

“Good Reason” as used herein shall mean the occurrence of any of the following events without your consent: (i) any material diminution in your base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates; (ii) any material and continuing diminution in your authority or responsibilities; or (iii) changing the geographic location at which you provide services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and your residence; provided however, that your resignation for Good Reason will be effective only if you provide written notice to the Company of any event constituting Good Reason within sixty (60) days after you become aware such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, you terminate your employment within ninety (90) days of the date of your written notice.

“Severance Payment” as used herein shall mean your base salary in effect on the termination date, less applicable deductions, payable for a period of nine (9) months from the termination date, as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid to you on the first regular payroll period following the sixtieth (60th) day after the termination date (which first installment will include any severance installment that would have otherwise been paid during the period following the termination date through the date of the first installment); provided that, the Release has been executed by you, delivered to the Company and become irrevocable on or before the sixtieth (60th) day after your termination date.

Conditions of Employment:  This offer of employment is conditioned upon you performing the following: (i) timely completing and submitting all appropriate documentation establishing proof of your identity and eligibility for employment in the United States pursuant to federal and state immigration laws within three (3) business days of the Start Date; (ii) executing and returning the Confidential Information Agreement and the Company’s handbook acknowledgement; and (iii) if requested by the Company, consenting to and passing a background and reference check.

Successors and Assigns:  This Agreement shall not be assignable by you, provided however, your rights to payments hereunder shall, upon your death or incapacity, inure to the benefit of your personal or legal representatives, executors, administrators, heirs, devisees and legatees.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and may be assigned by the Company to any parent, subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

Entire Agreement:  You confirm that no promises or statements that are contrary to the terms of this Agreement have been made to you by any Company representative.  This Agreement (along with the agreements referenced herein) contains the parties’ complete agreement regarding the terms and conditions of your employment with the Company and supersedes all prior and contemporaneous agreements, negotiations and term sheets relating to your employment with the Company. If the Company modifies any of the terms and conditions of your employment as set forth herein, it will provide you notice of same in writing.

409A:

Compliance.  It is intended that the compensation paid or delivered pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant that all amounts paid or delivered hereunder will be exempt from, or paid in compliance with, Section 409A.  You agree to bear the risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made in accordance with the terms of this Agreement, and you will not seek indemnification from the Company for any such tax consequences or penalties.  You acknowledge that you have been advised to seek the advice of a tax advisor with respect to the tax consequences of all such payments, including any adverse tax consequence under Section 409A and applicable state tax law.

Amounts Payable On Account of Termination.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to your employment with the Company, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary herein, if you are deemed on the date of termination to be a “specified employee” of the Company, within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation of service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation of service” from the Company and (ii) the date of your death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the previous sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Taxable Reimbursements.  Any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

John, we look forward to working with you.  If the terms of this Agreement are acceptable to you, please sign below and return a copy to me.

Regards,

/s/ James G. Conroy
James G. Conroy
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ John Hazen	Date:	March 2, 2018
John Hazen